EXHIBIT 99.1


ECHO(SM)
[GRAPHIC OMITTED]



FOR IMMEDIATE RELEASE
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             ELECTRONIC CLEARING HOUSE AND OTR SIGN RIGHTS AGREEMENT

AGOURA HILLS CALIF., FEBRUARY 4, 2003 - Electronic Clearing House, Inc. (NASDAQ:ECHO), a leading provider of electronic payment and transaction processing services, today announced the signing of an Amended and Restated Rights Agreement with its transfer agent, OTR, Inc. of Portland, Oregon, which amends the Rights Agreement adopted by the Board of Directors on September 30, 1996.

Under the Amended and Restated Agreement, the Corporation declared a second dividend of one preferred share purchase right ("Second Right") for each share of common stock outstanding on January 29, 2003. Each Second Right will entitle holders to purchase, upon exercise of the Second Right, one one-hundredth of a share of the Corporation's Series A Junior Participating Preferred Stock at a price of $0.50. The rights will be exercisable if a person or group of persons acquires or announces intention to acquire, without prior consent of the Board, 20% or more of the Company's common stock. The Second Rights will expire ten years from the effective date of the Amended and Restated Agreement. The Amended and Restated Agreement also clarified the effect of dividends, contributions and consolidations of the Company's common stock on the Rights initially issued under the Rights Agreement.

The Amended and Restated Rights Agreement is designed to ensure that all of the Company's stockholders receive fair and equal treatment in the event of an unsolicited attempt to take control of the Company, and to guard against partial tender offers, open market accumulations and other tactics designed to gain control of the Company without paying all shareholders a fair price. The Amended and Restated Rights Agreement was not adopted in response to any specific attempt to acquire control of the Company and the Board is not aware of any such attempt.

A summary of the Amended and Restated Rights Agreement will be included in an amendment to Form 8-A to be filed by the Company with the Securities and Exchange Commission and will be mailed to all shareholders of the Corporation's common stock. The rights distribution is not taxable to Electronic Clearing House shareholders.

Electronic Clearing House, Inc. (www.echo-inc.com) provides a complete solution
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to the payment processing needs of merchants, banks and collection agencies.
ECHO's services include debit and credit card processing, check guarantee, check verification, check conversion, check re-presentment, check collection, and inventory tracking.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and uncertainties include, but are not limited to, such factors as fluctuations in demand for the Company's products and services, the introduction of new products and services, the Company's ability to maintain customer and strategic business relationships, technological advancements, impact of competitive products and services and pricing, growth in targeted markets, the adequacy of the Company's liquidity and financial strength to support its growth, and other information detailed from time to time in the Company's filings with the United States Securities and Exchange Commission.

Media Contact:
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Donna Rehman, Corporate Secretary           Crocker Coulson, Partner
818-706-8999, ext. 3033                     Coffin Communications Group
Electronic Clearing House, Inc.,            818-789-0100
Agoura Hills, Calif.                        E-MAIL: crocker.coulson@coffincg.com
E-MAIL: corp@ECHO-inc.com                           ----------------------------
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